Exhibit 10.1

Compensation Arrangements with Directors

Following is a description of certain compensatory arrangements with directors that are not set forth in formal documents, as well as certain other arrangements that are the subject of formal documents. This Exhibit 10.1 restates the director compensatory arrangements described in Exhibit 10.1.u to the combined Annual Report on Form 10-K for the year 2005 to reflect changes to director compensatory arrangements adopted by the Great Plains Energy Board of Directors on May 2, 2006 and a March 2006 amendment to the director charitable contribution match program. Not all compensatory arrangements set forth in formal documents filed as exhibits to periodic reports are described in this document.

Directors

Compensation is paid to non-employee members of the Board. An annual retainer of $85,000 will be paid in 2006 ($50,000 of which will be used to acquire shares of common stock through the Dividend Reinvestment and Direct Stock Purchase Plan on behalf of each non-employee member of the Board). An additional retainer of $20,000 will be paid in 2006 to the lead director. Also, a retainer of $10,000, $5,000 and $5,000 will be paid in 2006 to the non-employee director serving as chair of the Audit Committee, the Compensation and Development Committee and the Governance Committee, respectively. Attendance fees of $1,000 for each Board meeting and $1,000 for each committee and other meeting attended will also be paid in 2006. Directors may defer the receipt of all or part of the cash retainers and meeting fees.

Great Plains Energy offers life and medical insurance coverage for each current non-employee member of the Board. Medical insurance coverage will not be offered to newly-appointed non-employee directors. The total premiums paid by Great Plains Energy for this coverage for all non-employee directors in 2005 was $32,789. Great Plains Energy will pay or reimburse directors for travel, lodging and related expenses they incur in attending Board and committee meetings, and which could include, in limited situations, the expenses of spouses accompanying the directors. Great Plains Energy also will match, on a two-for-one basis, a director’s charitable contributions of up to $5,000 per year to 501(c)(3) organizations in KCP&L’s generation and service communities.